Avaya Announces Leadership Transition Effective October 1, 2017, Jim Chirico to become CEO and Kevin Kennedy to retire NEW YORK, NY – August 7, 2017 – Avaya today announced that it has appointed Jim Chirico, currently Avaya’s Chief Operating Officer and Global Sales Leader, as Chief Executive Officer, effective October, 1 2017. Kevin Kennedy, Avaya’s current President and Chief Executive Officer, will retire as CEO and a member of the Board of Directors but has agreed to remain as an advisor to the company. Mr. Chirico will join the Board. “I’m excited to have the opportunity lead Avaya at a critical point in its history. I will work closely with Kevin over the next two months to ensure a smooth transition as we also continue the process to emerge from chapter 11,” said Mr. Chirico. “We will enter this next chapter with unique strengths and a new capital structure, and I look forward to working with the talented Avaya team to accelerate our long-term success. Kevin has been my mentor and coach for the past nine years, and I am grateful to be his successor. We all thank him for his leadership and success in transforming Avaya and navigating the debt restructuring process.” Under Mr. Kennedy’s leadership, Avaya has made a successful transition as a software and services company while also more than doubling the company’s Net Promoter Score. In the second fiscal quarter of 2017, software and services accounted for approximately 79% of Avaya’s total revenue. Mr. Kennedy played a key role in ensuring Avaya is well-positioned to emerge from chapter 11 with enhanced focus on customer and team engagement, following the divestiture of the Networking business, and saw that Avaya preserved its industry-leading financial model throughout the restructuring process. “It’s been an honor to serve as Avaya’s CEO, especially working with our outstanding and committed employees, partners and customers,” said Mr. Kennedy. “The industry has shifted significantly over the last several years, and I am proud of our team’s work to successfully position the company as a trusted partner, helping our customers transform their customer and employee experiences through our innovative solutions and services. Jim and I have worked together for nearly a decade, and I have witnessed firsthand the instrumental role he played in our successful transformation. I’m confident he has the knowledge, experience and skills to help Avaya effectively serve our customers, grow, continue the company’s spirit of innovation and capture even more market share. To help Jim ‘hit the ground running’ when he officially takes over the role, I am transitioning CEO duties to him as Avaya’s transformation continues.” Mr. Chirico joined Avaya in 2008, and has held a variety of positions at the company. As COO and Global Sales Leader, he is responsible for Operations, Global Sales, Sales Operations, Human Resources and Quality. He has been fundamental in helping Avaya attain record operating metrics, including best-in- class EBITDA. Prior to Avaya, Mr. Chirico was Executive Vice President, Global Operations, Development and Manufacturing at Seagate Technology, leading a worldwide team and successfully driving efficiencies in the organization. Before joining Seagate, Mr. Chirico spent 17 years as an executive with IBM, including leadership of the Networking Division. About Avaya Avaya enables the mission critical, real-time communication applications of the world’s most important operations. As the global leader in delivering superior communications experiences, Avaya provides the most complete portfolio of software and services for contact center and unified communications—

offered on premises, in the cloud, or a hybrid. Today’s digital world requires some form of communications enablement, and no other company is better positioned to do this than Avaya. For more information, please visit www.avaya.com. Media Contacts Sard Verbinnen & Co John Christiansen / David Isaacs / Leah Polito 415-618-8750 Avaya-SVC@sardverb.com or Richard Fly 978-671-3293 flyr@avaya.com Investor Contact Peter Schuman 669-242-8098